Exhibit 99.02

Earnings Release Script

September 8th, 2005

5:00 p.m. EDT

John Riley:

Good afternoon, I’m John Riley of GoRemote Internet Communications.  This afternoon we will discuss financial results for the third quarter of fiscal 2005.  Playback of this call will be available at 1-800-839-6793, through September 10, 2005. This conference call is being web cast live today and is available on the Investor Relations page of the GoRemote Internet Communications website.  It will be available for replay until September 30, 2005.  Also, on the call for GoRemote are Tom Thimot, our President and CEO and Dan Fairfax, our Senior Vice President & Chief Financial Officer.

This call will include “forward-looking” statements, including projections about our business that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Tom.

Tom Thimot

Thanks John.

Good afternoon, and thank you for joining GoRemote Internet Communications today for our quarterly conference call.

I am happy to report that GoRemote has reached a number of major milestones in its transformation from a remote worker dial up access provider to a Secure Managed Broadband Service Company.

1)              More than half of the company’s revenues were earned by providing customers our secure managed broadband network services.

2)              More than two thirds of the company’s revenue now comes from firm recurring commitments that are not subject to the uncertain usage patterns associated with traveling employees.

3)              More than three quarters of our broadband endpoint backlog relates to our providing managed broadband services to connect branch and remote offices to a corporate headquarters in order to enable employees in these offices to access mission critical applications such as point-of-sale and stock trading systems.

By continuing to build upon our existing committed backlog, and increasingly focusing our resources on our broadband customer opportunities, I am confident that GoRemote can complete its transformation from a business initially founded on dial-up revenues to a business based on recurring broadband network service revenues.  In the process, I also believe that we will generate long-term revenue growth and achieve sustainable profitability.  Later in the call, we will be providing further metrics on the Average Revenue Per Unit (or ARPU) of our current customers, our committed backlog and our total backlog in an effort to help you understand why I am indeed optimistic and confident about GoRemote’s future.

Thankfully, this transformation is a marathon and not a sprint as the past quarter established a low point in a number of areas.  On the last earnings call, we warned of the expected impact of the projected loss of a significant portion of Fiberlink dial-up revenues, the non-recurrence of other Telco/ISP dial revenue streams and further dial-up revenue decline as people increasingly move away from a legacy access technology.  The collective result of these factors was that our dial-up revenues declined significantly from $6.8M to $5.4M between Q2 2005 and Q3 2005, while our broadband revenues rose from $5.2M to $5.6M during the same periods.  While the growth in broadband revenues was positive, there is no question that it fell short of our expectations.

However, we had several significant customer wins in the recently completed third quarter.  Some of these customers were won directly by GoRemote, including Hallmark Cards, Inc. and other specialty retailers.  More significantly, I am excited to report that for the second quarter in a row we have seen signs that our channel sales efforts are beginning to show positive momentum.  Our channel agreement with Equant, which we announced back on July 14th, has already produced a customer win. Stride Rite Corporation selected the Equant and GoRemote Advantage Small Office Solution (which is Equant’s white labeling of our Branch Office solution), to connect 264 of its retail stores after it determined that this solution offered the highest degree of availability, reliability and security, as well as significant cost savings.  This news attracted significant media interest, including the front page of Computer World.

You might remember that on the last call we shared our excitement about new channel relationships that had been established with AT&T and MCI, along with the first major deployment of our broadband managed services to a Fortune 100 financial services company via AT&T.  On this call I am happy to report that earlier today we received the first managed broadband service order under our MCI channel agreement for 450 end points at one of the largest payroll processing companies in North America.  These bookings through the sales forces of AT&T, MCI and Equant validate that our managed broadband services offer significant value beyond the traditional access solution that large telecommunications companies can offer.  The ability of our 38 sales people to reach large enterprises is greatly enhanced by an extended sales force of thousands at AT&T, MCI and Equant.

Although our dial-up revenue stream suffered the loss of a significant portion of revenues from Fiberlink (a company that is both a competitor and customer) and continued its overall decline, we announced today the addition of the T-Mobile Hotspot network to the GoRemote Global Network.  Our users will now have the ability to connect to their corporate office while at Starbucks, FedEx-Kinkos, and leading airline lounges throughout North America.  The T-Mobile Hotspot network will be deployed by GoRemote in November and is available for sale today.

Access to the T-Mobile Hotspot network has been one of the top requests made by our enterprise customers and prospects.  With the addition of the T-Mobile Hotspot network, the GoRemote Global Network will include over 30,000 broadband Wi-Fi Hotspots in approximately 500 airports, 6,100 hotels and 140 convention centers.  We are cautiously optimistic that the addition of the most recognized Wi-Fi hotspot brand in North America will provide an attractive alternative for enterprise customers still relying on dial-up access.

You have probably noticed from our recent customer wins that we are having good success in the market with our Branch Office Solution.  We believe the GoRemote solution is unique in the market place. It includes extensive North American and European broadband coverage over a virtual network — which helps to ensure branch office access.—It includes our proactive, end-to-end management and industry-leading service-level agreements (SLAs) that guarantee availability. Comprehensive hardware encryption and firewall security capabilities protect sensitive data.  Retailers and financial service companies realize that the connectivity of their retail stores and branch offices is mission critical to their business.  It is not just nice to have, but it is a must have.

We see the branch office market opportunity as being critical to GoRemote’s long-term success.  Once in place with our customer; the branch office solution is extremely sticky. The ARPU’s are also much higher than for our teleworker offering, ranging from $80 to $160 per location per month based on the amount of value added services that are combined with the core branch office solution.  However, the branch office opportunity is still relatively new; in fact, I would even characterize it as being in its infancy stage.  Retailers and financial service companies are just beginning to realize that the speed and performance they are receiving from existing frame relay or dial solutions are not fast or robust enough to ensure they can run all of the mission critical applications they need to have in their retail outlets and branch offices.  That is why it is critical for GoRemote to focus its efforts intensely on this market opportunity.  And because companies are often using this solution to help address mission-critical needs, we are finding that customers are very deliberate about deciding when, where and how to deploy it.  Our recent experience suggests that this natural cautiousness adds cycle time to an already lengthy process from initial contract signing to recognition of revenue following installation and deployment of branch office endpoints.

Let me take a step back and describe the GoRemote broadband service offering to you.  Currently, we offer two solutions to our customers:  a teleworker or home office solution and the aforementioned Branch office solution.  To date, of the more than 31,000 broadband endpoints we currently have deployed for our customers nearly 80 percent are used by teleworkers.  The customers using our teleworker solution include many of the large pharmaceutical companies that have large, widely dispersed, high value sales forces.  These customers include Novartis, Schering-Plough, Janssen Pharmaceutical and Amgen.

Our Branch office customers, which account for approximately 20 percent of our deployed endpoints, include leading financial service companies like Merrill Lynch, UBS, and Charles Schwab and many leading retailers like Bridgestone Firestone, Hallmark Cards, Jockey, Rite Aid, Schwan’s Foods, Penske Truck Leasing and others.

In the past, when GoRemote signed a new enterprise customer to a teleworker deal at a large pharmaceutical company, it was a relatively straightforward deployment taking approximately three months.  Generally, the employees of the pharmaceutical companies viewed this managed broadband service as a benefit.  When not connected at home, they could still connect through their laptop or PDA via dial-up or via Wi-Fi.

What we are discovering as our bookings shift dramatically toward the branch office solution is that the deployment process can take much longer, anywhere from 6 to 12 months depending on seasonality and unique requirements at each location.  The most significant requirement tends to be that mission critical business applications cannot be down during business hours. Our customers sometimes use the deployment of our service as a catalyst to upgrade point of sale, ERP and other software solutions.  We have worked hard over the last few months to train our employees to deploy these solutions faster while educating our customers on the opportunity cost of slow deployments.  The situation, although initially frustrating, has a few silver linings:

1)              Branch Office is frequently sold with contracts that have take or pay clauses that ultimately serve as an incentive for the customer to expedite the deployment or pay the recurring charge anyway.

2)              Once up and running our solution is the “life blood” of their mission critical business systems, a fact that tends to create time, expense and opportunity cost barriers to competitors trying to displace our solution.

The lag in our Branch Office deployments last quarter kept our broadband revenue growth from being even greater, caused our deferred revenue to decline, and created some short term cash burn.  However, the revenue did not go away — the timeframe to realize the revenue was extended.  Putting it in perspective, had we deployed just a few hundred more of the several thousand endpoints in our committed backlog, we would have maintained the revenue growth trend of recent quarters.

GoRemote’s bookings remain solid, and I have asked Dan Fairfax to highlight additional information about our business — including backlog numbers — to help our investors get a better understanding of our business model and the size of our existing opportunity.  Each quarter since I arrived in July of last year, we have strived to provide greater transparency to our investors by providing more business metrics and greater visibility into our business model.  Today we are taking another step along this path.

To summarize, while this quarter has been a tough transformation, I think the new customer wins we are seeing in the fast growing branch office market place are very positive.  These direct customer wins, coupled with some of our early channel wins and our solid endpoints backlog, make me increasingly optimistic about the future of GoRemote.

Now I’d like to turn the call over to Dan Fairfax, who will take you through the financial results for the recently completed quarter.

Dan Fairfax

Thank you Tom.

GOOD AFTERNOON – Thank you for joining us today.  As I begin my discussion of our financial performance I would like to remind you that last year we changed our fiscal year end to October 31, and that today we are reporting on our third quarter of fiscal 2005, which is the three month period ended July 31, 2005.  In my remarks, when comparisons are made to historical periods I will be referring to quarters that reflect our current fiscal calendar.  In other words, the first fiscal quarter ends January 31, the second fiscal quarter ends April 30, the third fiscal quarter ends July 31 and the fiscal year ends October 31.

Let me now draw your attention to the Statement of Operations for the third quarter of fiscal year 2005.

Revenue

Last quarter, our revenues were $11.0 million, compared with $12.5 million in the three-month period ended July 31, 2004.  Our revenue results for last quarter reflect two significant changes from the same period in 2004:  (1) a $1.5 million increase in broadband revenues (representing a 36% increase); and (2) a $3.0 million drop in dial-up access revenues derived from our legacy ISP and Telco customers (representing a 36% decrease).  In the third quarter of 2005, the sequential quarterly decline in dial-up revenues was approximately $1.4 million, which was partially offset by a quarterly increase of $344,000 of broadband-based revenues.  Dial-up revenues generated in the quarter by Fiberlink were $628,000 less than in Q2 2005 and $911,000 less than in Q2 2004.  In addition, as we noted on our last earnings call, Q2 2005 revenues included $389,000 earned when one of our ISP customers did not meet an annual minimum commitment for dial-up service usage.  In the recently concluded quarter, we recognized an additional $90,000 of shortfall revenues from this customer, and expect to recognize approximately $60,000 of shortfall revenues in Q4 2005, representing the balance of this customer’s minimum commitment.

Over the past year, these trends have resulted in a shift in our revenue mix such that broadband revenues for the latest quarter comprised 51% of our revenue stream compared to 33% in the three month period ended July 31, 2004.  Additionally, as a result of our continuing focus on winning new enterprise customers, Q3 2005 revenues from enterprise customers (sold both direct and through our channel partners) rose to 69% of total revenues as compared to 62% in the prior quarter.  A positive effect of this shift in revenue mix is that our recurring revenues earned either through monthly subscriptions or from customer commitments now account for 67% of total revenues.

In November of 2004 we changed our sales approach from one where we previously sold to enterprise customers worldwide principally through our own direct sales efforts, to an approach that balances direct selling with sales through partner relationships.  Since January of 2005 we have formed reseller relationships with companies such as AT&T, MCI and Equant for our teleworker and branchbranch office managed solutions. In the third quarter, together with Equant, we were awarded the broadband managed services business of StrideRite, a major retailer of children’s shoes.  This win is further validation of our partner strategy and follows on our joint win with AT&T at a global financial services company in the prior quarter.  During Q3 2005 we continued to build the pipeline of enterprise sales opportunities both through our direct efforts and jointly with our partners.  Looking forward, we remain fully committed to delivering our unique portfolio of high value managed remote access and security solutions to the enterprise through our valued partners.

On prior conference calls, we have indicated our intention to give additional guidance when we believed that such information would offer useful insight into our business.  Our business has been undergoing a transition, as reflected by the fact that a majority of our revenues are now derived from broadband customers.  Now that this transition has occurred, we believe our broadband business has developed sufficiently well that it would be appropriate to share some additional broadband metrics with you.

As of July 31, 2005 we were managing 31,746 active broadband endpoints for customers.  We define a broadband endpoint as a unique fixed location assigned to either a branch facility or a unique teleworker.  The average monthly revenue earned per endpoint associated with our installed base in the third quarter was $59.  The majority of our installed base of endpoints were teleworkers as of July 31, 2005.  However, of our broadband backlog of approximately 3,104 endpoints, approximately 84% were orders for branch office managed services.  Backlog consists of committed, but not yet installed broadband endpoints.  Committed endpoints are either subject to a firm purchase order or a contractual minimum commitment fee.  We expect the average monthly revenue per branch endpoint in our backlog, once deployed, will be in the range of approximately $95 to $105.  On the assumption that our existing branch office endpoint backlog were fully deployed, we would expect to record additional revenue in excess of $250,000 per month.  Based on our experience over the past several quarters, we typically expect to have an endpoint installed and operational within three months after receiving a committed order for a new teleworker implementation.  For a new branch office implementation, the time frame is usually longer, averaging six to twelve months from the order date.

Gross Margin

Our gross margin — calculated as revenues less cost of revenues — was 56 percent in Q3 2005, compared with 59 percent during Q3 2004 and 62 percent in Q2 2005.  Our third quarter gross margin declined principally due to the effects of the shift in broadband versus dial-up product mix.  Cost of revenues was slightly higher as a percentage of revenues principally due to the fact that approximately 51% of our revenues was attributable to broadband services, which generate lower gross margin than our dial-up revenues.  By contrast, during the three-month period ending July 31, 2004, approximately 33% of our revenues were generated by sales of broadband services.  The continued replacement of dial-up revenues with broadband revenues may cause our gross margin to decline further.  However, it is our intent to continue developing higher margin products and services for sale to our broadband customers and if we are successful this should have the effect of increasing our margins.

Operating Expenses

Total operating expenses were $7.9 million for Q3 2005, compared with $11.4 million in Q3 2004 and $7.6 million in Q2 2005.  Our lower spending last quarter, compared to the same period one year ago, resulted from the elimination of personnel duplication and overlapping processes that existed following our acquisition of Axcelerant in December of 2003 and the transition to a more cost effective sales and marketing approach emphasizing greater channel sales efforts.

We rely on a virtual network for Internet access and many additional partners to provide our managed services.  As a result, we have a low capital expenditure model, and our operating costs are principally personnel related expenses.  At the end of the last quarter we had 232 personnel, approximately 100 of whom were employed at our development and network operations center in Bangalore, India.

We have been actively engaged in the implementation of the mandatory requirements of Section 404 of the Sarbanes-Oxley Act since last year.  Spending on this effort in the recently concluded quarter was $429,000.  However, we anticipate our costs to complete this work will range from $375,000 to $450,000 during the fourth quarter of 2005.  Except for external audit fees that we are required to incur, these consulting fees are largely non-recurring in nature.  Once we complete our initial implementation in the fourth quarter of 2005, we expect that, other than our audit fees, our Sarbanes-Oxley related expenses will be immaterial in future periods.

In addition, our operating expenses for Q3 2005 included $257,000 of amortization of intangible assets and stock-based compensation that was acquired in connection with our acquisition of Axcelerant.

Net Income

Our net loss in the third quarter of 2005 was $1.8 million, or $0.04 per share, compared with a net loss of $2.8 million, or $0.07 per share, in the same quarter one year ago.  Compared to the loss in Q2 2005, the increased $1.6 million loss reflects the decline in our dial-up revenues previously discussed and the increase in the consulting fees we incurred to implement the provisions of the Sarbanes-Oxley Act.

Turning to the Balance Sheet

Despite the increase in net loss in the third quarter and our use of $1.3 million of cash, we have maintained a solid balance sheet.

• Cash and short-term investments were $18.5 million at the end of the third quarter compared with $19.7 million at the end of the second quarter of 2005.  After two successive quarters of increasing cash, we had negative cash flow in the recently concluded quarter.  However, on a year to date basis, cash and short-term investments have grown $439,000 during fiscal 2005.

• Our days sales in accounts receivable outstanding were 50 days at the end of the third quarter, compared to 51 days in the third quarter of 2004 and 44 days in the second quarter of 2005.  Our days sales outstanding increased in the last quarter due to invoicing issues related to the implementation of a new general ledger system during the third quarter of 2005.  We subsequently collected all of the delayed customer payments that otherwise were expected to have been received by July 31, 2005.

• In the third quarter our deferred revenues declined by approximately $190,000.  In the third quarter the Company activated fewer net new broadband endpoints than in the prior quarter.  This decrease was due to the shift in the mix of new broadband orders received.  As pointed out earlier, new broadband sales have largely shifted to our branch office products and services.  Since these services are typically mission-critical and generally more complex, we are experiencing a longer time lag between receipt of orders and deployment of new endpoints.  Because deferred revenues grow when we receive the fees related to the implementation services we charge our broadband customers in advance for service activation, the shift in new order composition from teleworker to branch office has caused a decline in our deferred revenue balance.  We believe this decline will be short term in nature and is caused by our current focus on implementation of our large branch office backlog.  Important branch office customer wins in the past few months, some of which were discussed earlier by Tom, are evidence that we are gaining traction in this growing market.

Deferred implementation fees are recognized as revenue over 24 months.  Our broadband services contracts typically have terms of one to three years and in many cases automatically renew month-to-month following the original contract term.  As a result we estimate that a 24-month revenue recognition period represents the average term of service for the collective broadband services under our management.  We regularly monitor the churn of all endpoints to see if there are indicators that service life expectancy is increasing or decreasing.  If current trends continue then we may determine that the average term of service has lengthened. If that is the case, then we will change the amortization period accordingly.  If current endpoint retention trends continue, it is possible that we may have to lengthen the time period of implementation revenue recognition from 24 months to a longer period such as 30 to 36 months, for example.  However, at this time, we believe that 24 months remains the appropriate period over which to amortize our deferred implementation revenues.

• Third quarter capital expenditures were approximately $421,000, principally for investments in information technology designed to enhance our services offerings and to supplement and sustain our current operations.  We were pleased during the third quarter that our software development center in Bangalore India earned CMM level 3 certification, a sign that our technology investments are bearing fruit..

• Finally, we continue to have no debt on the balance sheet.

In Summary

On our last call we indicated that we expected to lose significant dial-up revenue in the third quarter and incur additional losses as a result.  This is what transpired.  However, we are pleased to report to you today that we continue to increase our broadband revenues to the point that they now represent more than fifty percent of our total revenues.  We also are beginning to see a positive shift in new broadband orders to our higher revenue-generating branch office products and services. We expect to continue increasing our quarterly revenues derived from sales of our broadband solutions, especially our branch office solutions.  We also expect a continuing decline in our revenues derived from sales of dial-up Internet access services.  During the next quarter, we are uncertain whether the amount of declining dialup revenue will offset the expected increase in revenues derived from sales of our broadband solutions.  Longer term, we currently believe that broadband revenues will grow in an amount that will exceed the amount by which dialup revenues are expected to decline.

Our entire team continues to focus on achieving sustained profitability and cash flow growth by cost effectively delivering high value services to our existing and prospective customers.

EBITDA

During last quarter’s conference call we introduced EBITDA as a new metric. I want to make sure we are clear on how we use the term.  EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  It is a non-GAAP financial measure that should not be used as a substitute for GAAP measures such as net income or loss, because it reflects the elimination of material expenses.  Also, because interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, acquisition activities, levels of indebtedness and interest rates, the difference from GAAP net income or loss that EBITDA represents can vary widely from company to company. We believe that EBITDA information is helpful to investors when used in conjunction with GAAP information because it is an indicator frequently used by investors to evaluate enterprises such as GoRemote.  Excluding these items provides insight into our underlying financial performance and facilitates comparisons between GoRemote and other companies.  We use EBITDA as one measure of our performance, along with GAAP information.

In the third quarter of 2005 our EBITDA was a negative $1.2 million.  However, EBITDA should be taken into consideration with other important metrics of our performance such as our traditionally modest requirement for capital investments and the change in deferred revenues net of related deferred costs in our balance sheet.

Other than the general guidance provided above, we are not providing specific forward-looking guidance at this time.

Now I am going to turn the call over to Tom for some additional comments.

Tom Thimot

Thank you Dan,

Dan just highlighted a number of committed, but not yet installed broadband endpoints in our backlog.  While approximately 3,100 committed end points is an exciting number, I am also pleased to note that our current customers have indicated that, once their deployment schedules are set, they expect to release orders for up to 7,500 additional branch office endpoints in the aggregate.  We consider these endpoints to be uncommitted, and we are unable to predict with certainty the applicable deployment timeframes, but they give us some visibility into our customers’ future requirements as we plan to further scale our business.  An example of these uncommitted endpoints is the 2,800 Hallmark affiliated retailers that Hallmark plans to add to its WAN network after the 600 committed Hallmark corporate locations have finished deploying our solution.

GoRemote’s employees are working globally to ensure that we are the clear choice for secure managed broadband network services.  The entire GoRemote team remains unified and dedicated to an ambitious goal:  to build a company recognized for sustainable revenue growth and long-term profitability.  Personally, I believe strongly that we are well positioned to capitalize on this incredible market opportunity – and I am eager to provide our secure managed broadband network services to the world’s leading corporations.  I look forward to publicly communicating our progress toward this goal in the quarters ahead.

At this time operator, let’s open the call to those with questions.